Exhibit 99.1

American Spectrum Realty Reports Rental Revenue Increased by $1.3 Million in Third Quarter

HOUSTON--(BUSINESS WIRE)--November 15, 2011--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended September 30, 2011.

Rental revenue for the third quarter 2011 increased by $1.3 million, or 9%, in comparison to the third quarter 2010. The increase in rental revenue was primarily due to the consolidation of variable interest entities (“VIE”), which resulted in additional rental revenues of approximately $2.3 million. Rental revenue for properties owned other than through VIE’s decreased by $1.0 million. This decrease was primarily due to a decrease in occupancy. The weighted average occupancy of the Company’s properties owned other than through VIE’s decreased from 82% at September 30, 2010 to 73% at September 30, 2011. The properties owned in Houston had a weighted average occupancy of 78% at September 30, 2011.

Third party management and leasing revenue increased by approximately $0.4 million for the third quarter 2011 when compared to the third quarter 2010. The increase was due to an increase in third party management and leasing revenues attributable to the Company’s third party management and leasing contracts.

Net loss attributable to common stockholders for the quarter ended September 30, 2011 was $3.2 million, or $1.05 per share, compared to a net loss of $2.3 million, or $.78 per share for the quarter ended September 30, 2010. The net loss for the third quarter 2011 included income from discontinued operations of $0.3 million, compared to a loss from discontinued operations of $0.7 million for the third quarter 2010. The net loss for the third quarter 2011 also included impairment charges of $4.1 million.

Net income attributable to common stockholders for the nine months ended September 30, 2011 was $4.1 million, or $1.42 per share, compared to net loss of $4.2 million, or $1.39 per share for the nine month months ended September 30, 2010. The net income for the nine months ended September 30, 2011 included income from discontinued operations of $16.7 million, compared to income from discontinued operations of $1.1 million for the nine months ended September 30, 2010. The net loss for the nine months ended September 30, 2011 also included impairment charges of $4.3 million.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $2.1 million for the nine months ended September 30, 2011 compared to $(0.45) million for the nine months ended September 30, 2010. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net income (loss) attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the nine months ended September 30, 2011 and September 30, 2010 (in thousands):

	Nine Months September 30,
	2011	2010
Net income (loss) attributable to the Company	$4,232	$(4,028)
Depreciation and amortization from discontinued operations	922	2,777
Gain on sale of discontinued operations attributable to the Company	(15,969)	4,315
Deferred income tax expense (benefit)	3,125	(3,232)
Depreciation and amortization attributable to the Company’s owned properties	9,816	8,753
FFO	$2,126	$(45)

The increase in FFO for the nine months ended September 30, 2011 in comparison to the nine months ended September 30, 2011 was primarily due to a gain recognized on litigation settlement.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 29 office, industrial and retail properties aggregating approximately 2.5 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Realty Management, LLC, a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc. For more information, visit www.americanspectrum.com or call 888-315-ASRM.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Table Follows –

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
		(Restated)		(Restated)
REVENUES:
Rental revenue	$16,758	$15,436	$51,851	$28,721
Third party management and leasing revenue	1,079	684	3,593	2,850
Interest income	73	140	272	217
Total revenues	17,910	16,260	55,716	31,788

EXPENSES:
Property operating expense	5,967	6,121	19,352	12,507
Corporate general and adminstrative	3,583	2,557	8,524	6,695
Depreciation and amortization	8,509	6,833	23,567	12,821
Interest expense	5,711	6,005	21,256	11,542
Impairment expense	4,153	-	4,303	-
Total expenses	27,923	21,516	77,002	43,565

OTHER INCOME:
Gain on litigation settlement	-	-	4,174	-
Other income	-	-	623	-
Total other income	-	-	4,797	-

Loss from continuing operation before deferred income tax	(10,013)	(5,256)	(16,489)	(11,777)

Deferred income tax benefit/(expense)	1,988	1,381	2,861	3,866

Loss from continuing operations	(8,025)	(3,875)	(13,628)	(7,911)

Discontinued operations:
Loss from operations	(13)	(1,150)	(1,350)	(2,586)
Gain on sale and foreclosure of discontinued operations	380	-	24,011	4,315
Income tax (expense)/benefit	(92)	420	(5,986)	(634)
Income/(loss) from discontinued operations	275	(730)	16,675	1,095

Net (Loss)/Income, including non-controlling interests	(7,750)	(4,605)	3,047	(6,816)

Plus: Net loss attributable to non-controlling interests	4,587	2,333	1,185	2,788

Net (Loss)/Income attributable to American Spectrum Realty, Inc.	(3,163)	(2,272)	4,232	(4,028)

Less: Preferred stock dividend	(60)	(60)	(180)	(180)

Net (Loss)/Income attributable to American Spectrum Realty, Inc. common stockholders	$(3,223)	$(2,332)	$4,052	$(4,208)

Basic and diluted per share data:

(Loss)/Income from continuing operations attributable to American Spectrum Realty, Inc.
common stockholders	(1.10)	($0.66)	($1.48)	$(1.63)
Income/(Loss) from discontinued operations attributable to American Spectrum Realty, Inc.	0.05	(0.12)	$2.90	0.24
Net (Loss)/income attributable to American Spectrum Realty, Inc. common stockholders	(1.05)	$(0.78)	$1.42	$(1.39)

Basic and diluted weighted average shares used	2,996,914	2,934,294	2,974,070	2,906,317

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
(Loss)/Income from continuing operations	$(3,371)	$(2,003)	$(4,581)	$(4,900)
Income (loss) from discontinuing operations	$148	$(329)	$8,633	$692
Net (Loss)/Income	$(3,223)	$(2,332)	$4,052	$(4,208)

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO